Exhibit 10.1

TRANSACTION INCENTIVE AGREEMENT

THIS TRANSACTION INCENTIVE AGREEMENT (the “Agreement”) is dated and signed this 29th day of October 2013, but with effect as of the 30th day of September, 2013 (the “Effective Date”), by and between Vitran Corporation Inc., an Ontario corporation (the “Company”) and Fayaz Suleman (the “Executive”).

RECITALS:

A. The Executive is employed by the Company in the position of Vice-President, Finance and Chief Financial Officer, pursuant to the terms of an employment agreement the “Employment Agreement”) dated March 26, 2013 between the Executive and the Company.

B. The Company wishes to enter into this Agreement with the Executive in order to: to provide an incentive and motivation for the Executive to work diligently in order to implement and carry out a potential divesture of the Company’s Canadian LTL business by way of takeover bid, plan of arrangement, sale of assets or shares of one or more subsidiaries of the Company, merger, or other business combination, resulting in the sale or disposition of the Canadian LTL business directly or through the acquisition by a third party of the shares of the Company (the “Transaction”).

NOW, THEREFORE, for good and valuable consideration, the Company and Executive hereby agree as follows:

1.	Transaction Award

(a) The Executive shall be eligible to receive from the Company an award (the “Transaction Award”) payable if the Company completes the Transaction prior to December 31, 2014 (the “End Date”); provided that if the Company is then actively engaged in the Transaction on December 31, 2014, the End Date will be the date the Transaction is completed or terminated. The amount of the Transaction Award shall be equal to 0.2% of the Transaction Value (as defined in Section 1(b) below). For example if the Transaction Value is CDN$100 million, the Transaction Award will be CDN$200,000.

(b) For the purposes of this Agreement, “Transaction Value” means, without duplication, all consideration to be received in connection with the Transaction by the Company or holders of its securities, including the aggregate amount of debt assumed or repaid by the purchaser under the Transaction (the “Purchaser”), less cash and cash equivalents of the Company and its subsidiaries, as of the date of completion of the Transaction (the “Transaction Date”).

(c) In order to be eligible for the Transaction Award, the Executive must remain continuously employed as an employee of the Company or a subsidiary of the Company during the period beginning on the Effective Date through and including the Transaction Date.

(d) The Transaction Award for the Transaction shall be paid to the Executive in a single lump sum, less applicable withholdings, within five (5) business days after the Transaction Date, or such earlier date as may be determined by the board of directors of the Company in its sole discretion.

(e) The Executive will not be entitled to receive payment of the Transaction Award for the Transaction if the Executive voluntarily resigns his employment with the Company (or its applicable subsidiary) or if the Executive is terminated by the Company (or its applicable subsidiary) for “cause for termination” (as defined in the Employment Agreement) at any time prior to the Transaction Date.

(f) Notwithstanding the provisions of Section 1(e), the Executive shall remain entitled to receive the Transaction Award for the Transaction on the date provided for in Section 1(d), if the Executive ceases to be an active employee of the Company (or its applicable subsidiary) prior to the Transaction Date:

(i) on account of the Executive’s termination by the Company (or its applicable subsidiary) without “cause for termination”; or

(ii) on account of the Executive voluntarily resigning from his employment with the Company (or its applicable subsidiary) following a “change of control” (as defined in the Employment Agreement) in the circumstances where under the Employment Agreement in connection with such resignation, the Executive is entitled to receive a lump sum amount equal to eighteen (18) months compensation.

2.	General

(a) The terms and conditions of the Employment Agreement shall continue in full force and effect.

(b) Any amount to be paid to the Executive under this Agreement shall not be treated as salary or compensation for purposes of computing or determining any additional benefit payable under the Employment Agreement or any employee benefit plan maintained by the Company or its subsidiaries or otherwise applicable under any governmental program.

(c) This Agreement sets forth the entire understanding of the Executive and the Company with respect to the subject matter of this Agreement, and supersedes all prior agreements and communications, whether oral or written, pertaining to the subject matter hereof. This Agreement shall not be modified except by written agreement of the Executive and the Company.

(d) The Executive agrees not to disclose or discuss, other than with his legal counsel, financial or tax adviser or spouse (if any) who agree to be bound by the same obligation of confidentiality, either the existence of or any details of this Agreement, without the prior written consent of the Company, or unless otherwise required to do so by law.

(e) Nothing in this Agreement limits or is intended to limit the discretion of the Company and its subsidiaries to take any action with regard to their business and affairs, which the Company, in its sole discretion may consider appropriate.

(f) This Agreement may not be assigned by the Executive without the prior written consent of the Company and no person other than the Executive may assert the rights of the Executive under this Agreement. This Agreement shall enure to the benefit of and be binding upon the Executive and the Company and their respective successors and permitted assigns.

(g) This Agreement shall be governed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. The parties hereto hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Executive:	VITRAN CORPORATION INC.

/s/ Fayaz Suleman	By:	/s/ William S. Deluce
Name: Fayaz Suleman	Name:	William S. Deluce
	Title:	Interim President and CEO

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